MANAGEMENT AGREEMENT

TO:      Rational Advisors, Inc.

36 North New York Avenue

Huntington, New York 11743

Dear Sirs:

The RDMF Fund Limited (the “Company”) herewith confirms our agreement with you.

The Company is a Cayman Islands exempted company and is a wholly-owned subsidiary of the Rational Dynamic Momentum Fund (the “Fund”), a series of the Mutual Fund and Variable Insurance Trust (the “Trust”). The purpose of the Company is to facilitate the implementation of the Fund’s investment strategies, in particular with respect to investments in commodity futures and other commodity-related derivatives instruments.

You have been selected to act as the sole investment manager of the Company and to provide certain other services, as more fully set forth below, and you are willing to act as such investment manager and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Company agrees with you as follows effective upon the date of the execution of this Agreement.

1. ADVISORY SERVICES

Subject to the supervision of the Board of Directors of the Company (the “Board”), you will provide or arrange to be provided to the Company such investment advice as you in your discretion deem advisable and will furnish or arrange to be furnished a continuous investment program for the Company consistent with the Fund’s investment objective and policies and the Company’s Memorandum and Articles of Association. You will determine or arrange for others to determine the securities or other assets to be purchased for the Company, the portfolio assets to be held or sold by the Company and the portion of the Company’s assets to be held uninvested, subject always to the Fund’s investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish. You will furnish such reports, evaluations, information or analyses to the officers and directors/trustees of the Company or the Trust, as applicable, as the Board or the Board of Trustees of the Trust (the “Trust Board”) may request from time to time or as you may deem to be desirable. You also will advise and assist the officers of the Company and the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board or the Trust Board and the appropriate committees of the Trust Board regarding the conduct of the business of the Company.

2. USE OF SUB-ADVISERS

You may delegate any or all of the responsibilities, rights or duties described above to one or more sub-advisers who shall enter into agreements with you. Any such delegation shall not relieve you from any liability hereunder.

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3. ALLOCATION OF CHARGES AND EXPENSES

You will pay the compensation of any sub-adviser retained pursuant to paragraph 2 above and the compensation and expenses of any persons rendering any services to the Company who are directors, officers, employees, members or stockholders of your corporation or limited liability company and will make available, without expense to the Company, the services of such of your employees as may duly be elected directors or officers of the Company, subject to their individual consent to serve and to any limitations imposed by law. The compensation and expenses of any directors, officers and employees of the Company who are not directors, officers, employees, members or stockholders of your corporation or limited liability company will be paid by the Company.

The Company will be responsible for the payment of all operating expenses of the Company, including legal, auditing and accounting expenses; expenses of registering shares under applicable securities laws, including expenses incurred by the Company in connection with the organization of the Company; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent and administrator of the Company; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Company; the cost of preparing and distributing reports and notices to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; and all other operating expenses not specifically assumed by you. The Company will also pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), fees and expenses of the non-interested person Directors and such extraordinary or non-recurring expenses as may arise, including litigation to which the Company may be a party and indemnification of the Company’s Directors and officers with respect thereto.

You may obtain reimbursement from the Company, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Company is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

4. COMPENSATION OF THE MANAGER

For all of the services to be rendered as provided in this Agreement, as of the last business day of each month, the Company will pay you no fee. In the future, the Company may agree to pay you a fee based on the average value of the daily net assets of the Company.

The average value of the daily net assets of the Company shall be determined pursuant to the applicable provisions of the Agreement and Memorandum and Articles of Association or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value of the Company is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Company as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Company’s net assets may lawfully be determined, on that day. If the determination of the net asset value of the Company has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Company as last determined (whether during or prior to such month).

5. EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of the Company, it is understood that you (or the applicable sub-adviser retained pursuant to paragraph 2 above) will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by you (or the sub-adviser), subject to review of this selection by the Board and Trust

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Board from time to time. You (or the sub-adviser) will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, you (or the sub-adviser) are directed at all times to seek for the Company the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

You (or the sub-adviser) should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you (or the sub-adviser) are authorized to select brokers or dealers who also provide brokerage and research services to the Company and/or the other accounts over which you exercise investment discretion. You (or the sub-adviser) are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing the Company’s portfolio transactions which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you (or the sub-adviser) determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or your (or the sub-adviser’s) overall responsibilities with respect to the Company and to accounts over which you (or the sub-adviser) exercise investment discretion. The Company and you (and the sub-adviser) understand and acknowledge that, although the information may be useful to the Company and you (and the sub-adviser), it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Company to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Company.

If any occasion should arise in which you (or the sub-adviser) give any advice to your clients (or clients of the sub-adviser) concerning the shares of the Company, you (or the sub-adviser) will act solely as investment counsel for such client and not in any way on behalf of the Company.

6. PROXY VOTING

You will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of the Company may be invested from time to time. Such proxies will be voted in a manner that you deem, in good faith, to be in the best interest of the Company and in accordance with your proxy voting policy.

7. CODE OF ETHICS

You have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and will provide the Company with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, you will provide to the Trust Board a written report that describes any issues arising under the code of ethics since the last report to the Trust Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that you have adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code.

8. CFTC REPRESENTATIONS

The Company represents that it is a Qualified Eligible Person as defined in Commodity Futures Trading Commission (“CFTC”) Rule 4.7. You are the commodity pool operator of the Company and in such capacity you rely on the relief provided under CFTC Rule 4.7.

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9. SERVICES NOT EXCLUSIVE

Your services to the Company pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you may render investment advice, management and other services to others, including other registered investment companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with your ability to meet all of your obligations with respect to rendering services to the Company.

10. LIMITATION OF LIABILITY

You may rely on information reasonably believed by you to be accurate and reliable. Except as may otherwise be required by applicable law, neither you nor your directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Company in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

The Company may rely on information reasonably believed by the Company to be accurate and reliable. Except as may otherwise be required by applicable law, neither the Company, its directors, officers, shareholders, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by you in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in connection with this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of you, who may be or become a director, officer, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Company and not as a director, officer, employee, shareholder, member, or agent of you, or one under your control or direction, even though paid by you.

11. DURATION AND TERMINATION OF THIS AGREEMENT

The term of this Agreement shall begin upon its execution and shall continue in effect until terminated. This Agreement may, on sixty (60) days written notice, be terminated at any time without the payment of any penalty, by the Board, by the Trust Board, or by you. This Agreement shall automatically terminate in the event of its assignment or upon the termination of the Management Agreement between you and the Trust with respect to the Fund.

12. AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board.

13. LIMITATION OF LIABILITY TO COMPANY PROPERTY

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It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of directors, officers, employees, agents or nominees of the Company or the Fund, or any shareholders of the Fund, personally, but bind only the property of the Company. The execution and delivery of this Agreement have been authorized by the trustees of the Fund and the directors of the Company and signed by officers of the Company, acting as such, and neither such authorization by such trustees and directors nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Company.

14. SERVICES TO CONFORM WITH APPLICABLE LAWS AND COMPANY DOCUMENTS

All functions undertaken by you hereunder shall at all times conform to, and be in accordance with, any requirements imposed by (1) any provision of applicable law; (2) the Company’s Memorandum and Articles of Association, as amended from time to time; and (3) the registration statements of the Fund as amended from time to time, filed under the Securities Act of 1933, as amended, and the 1940 Act.

15. SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

16. BOOKS AND RECORDS

You agree that all records which you maintain for the Company are the property of the Company and you agree to surrender promptly to the Company such records upon the Company’s request. You further agree to preserve, if applicable on behalf of the Fund, for the periods prescribed by Rule 31a-2 under the 1940 Act all records which you maintain for the Trust that are required to be maintained by the Fund by Rule 31a-1 under the 1940 Act.

17. QUESTIONS OF INTERPRETATION

(a) This Agreement shall be governed by the laws of the State of New York.

(b) For the purpose of this Agreement, the term “assignment” shall have the meaning as defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Securities and Exchange Commission or its staff. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

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18. NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the designated address of the Trust is 2960 North Meridian Street, Suite 300, Indianapolis, Indiana 46208.

19. CONFIDENTIALITY

You agree to treat all records and other information relating to the Company and the securities holdings of the Company or the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board has approved the disclosure or (ii) such disclosure is compelled by law. In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Company, as a result of disclosing the Company’s portfolio holdings. You agree that, consistent with your Code of Ethics adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended, neither your nor your officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Company’s portfolio holdings.

20. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

22. CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract upon the date thereof.

Yours very truly,

RDMF Fund Limited

Dated: August 29, 2016                                     By:  /s/ Tobias Caldwell

       Print Name: Tobias Caldwell

       Title: Director

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ACCEPTANCE:

The foregoing Agreement is hereby accepted.

Rational Advisors, Inc.

Dated: August 29, 2016                            By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: President

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